February 11, 2010

Dear Investor:

The limited partnership agreement of Behringer Harvard Short-Term Opportunity Fund I LP  requires that beginning the fiscal year ended December 31, 2009, the Fund’s general partners provide its limited partners annually an estimate of the amount a holder of limited partnership units would receive if the Fund properties were sold at their fair market values as of the close of the Fund’s fiscal year, and the proceeds from the sale of the properties (without reduction for selling expenses), together with other funds of the Fund, were distributed in a liquidation of the Fund.  In 2005 and 2006, the Fund sold two properties and distributed $0.56 per unit with the result being that the estimated value per unit thereafter was adjusted from $10 to $9.44 to reflect the special distribution of proceeds from those sales.

On January 14, 2010, Behringer Harvard Advisors II LP, the Fund’s co-general partner, adopted a new estimated value per limited partnership unit as of December 31, 2009.  As part of the general partner’s valuation process, and as required by the Fund’s limited partnership agreement, the general partner has obtained the opinion of an independent third party, Robert A. Stanger & Co., Inc., that the estimated valuation is reasonable and was prepared in accordance with appropriate methods for valuing real estate.  Robert A. Stanger & Co., founded in 1978, is a nationally recognized investment banking firm specializing in real estate, REITs and direct participation programs such as the Fund.

The new estimated valuation per limited partnership unit as of December 31, 2009 is $6.45, adjusted from the previous estimated valuation of $9.44.  This new estimated valuation will be reflected on your customer statement for the first quarter of 2010.

This estimated value may not reflect the amount you would obtain if you were to sell your units or if we liquidated our assets.  For a detailed description of the valuation methodologies used by the general partner and other limitations related to the estimated valuation, please refer to the Current Report on Form 8-K filed by the Fund with the Securities and Exchange Commission on January 14, 2010.  A copy of the Form 8-K is available without charge at the SEC’s website, www.sec.gov, or at www.behringerharvard.com.

The current downturn in the economy has had a negative effect on commercial property values, and has severely limited access to the capital markets.  As a result, this valuation represents asset values which we believe are quite depressed.  As contemplated by the Fund’s partnership agreement, the general partner currently expects to update its estimated value per unit annually.

Generally, we do not anticipate selling the Fund’s assets until the economy has improved, and we have the opportunity to realize additional value.  We are diligently working to secure new leases with quality tenants to increase net operating income and the ultimate value of our assets, to complete, market and sell development assets and to execute on other value creation strategies.  We are also trying to minimize expenses when possible.  In addition, as of December 31, 2009, Behringer Harvard Holdings, LLC, the Fund’s sponsor, forgave $15 million in principal and related interest accrued thereon of its loan to the Fund, which after this forgiveness has a current balance of approximately $14 million in principal plus accrued interest on that amount.

Management of the Fund intends to use all reasonable efforts to realize value for the Fund’s limited partners when commercial real estate prices have normalized.  Therefore, as we have previously disclosed, the Fund will not be liquidated in its original estimated time frame, but rather in a time frame that the Fund’s general partners believe will provide more value to the Fund’s limited partners.

We appreciate your continued support in our efforts as we strive to continue to perform in the current challenging market.

Very truly yours,

Robert S. Aisner
President and CEO
Behringer Harvard Advisors II LP, Co-General Partner

Robert Behringer
General Partner and Chairman,
Behringer Harvard Advisors II LP

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  The Fund cautions investors not to place undue reliance on forward-looking statements, which reflect the Fund’s management’s view only as of the date of this letter.  The Fund undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the Fund’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports on Form 10-Q as filed with the SEC.  The Fund’s filings are available free of charge at the SEC’s website at www.sec.gov or at the website maintained for the Fund at www.behringerharvard.com.